EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is effective as of January 1, 2023 (the “Effective Date”), and is between Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”), and Curtis J. Myers, an adult individual (the “Executive”).

BACKGROUND

Executive is currently employed with Fulton. Fulton and Executive previously entered into an executive employment agreement dated as of January 1, 2018 (the “Prior Agreement”), which addresses the terms and condition of Executive’s employment, including but not limited to, the consequences of an employment termination with Fulton.

Fulton desires to replace the Prior Agreement and enter into an employment agreement with Executive (the “Agreement”), to address the terms and conditions of Executive’s employment as Chairman, President and Chief Executive Officer of Fulton, including, but not limited to, the consequences of an employment termination. Executive desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.     Position and Duties.

1.1     Employment. Fulton hereby employs Executive, and Executive hereby accepts employment with Fulton, for the period and upon the terms and conditions hereinafter set forth.

1.2    Position and Duties.

(a)     Executive shall serve hereunder as Chairman, President and Chief Executive Officer of Fulton. During the term of this Agreement, Executive may serve in such other or additional positions as may be assigned by the Fulton Board of Directors (the “Board”). Executive shall perform such duties and shall have such authority consistent with Executive’s position as may from time to time reasonably be specified by the Board. Executive shall at all times comply with Fulton’s Code of Conduct (the “Code of Conduct”) and Fulton’s other policies, as the same may be amended or supplemented from time to time. Executive shall report directly to the Board and shall perform Executive’s duties for Fulton consistent with this Section 1.2(a) principally at Fulton’s headquarters in Lancaster, Pennsylvania, (or at such other locations determined by the Board), except for periodic travel that may be necessary or appropriate in connection with the performance of Executive’s duties hereunder.

(b)    Executive shall devote Executive’s full working time, energy, skill and good faith efforts to the performance of Executive’s duties hereunder, and will diligently work to further the business and interests of Fulton. Without the prior written consent of the Board, Executive shall not be employed by, participate, engage in, or be a part of in any manner the management or operation of any business enterprise other than Fulton and in accordance with the Code of Conduct.

Section 2.     Term and Termination.

2.1.     Term. The term of Executive’s employment under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall continue until the earliest of (a) the voluntary termination of, or retirement from, Executive’s employment by Executive other than for Good Reason (as defined in Section 4.2(b)) with forty-five (45) days advance written notice to Fulton, (b) the termination of Executive’s employment by Executive for Good Reason, (c) the termination of Executive’s employment by Fulton for any reason other than Cause (as defined in Section 4.3), (d) the termination of Executive’s employment by Fulton for Cause, (e) termination of Executive’s employment with Fulton due to Disability (as defined in Fulton’s long-term disability policy applicable to Executive), or (f) the death of Executive.

2.2    Expiration of the Agreement. This Agreement shall expire, if not terminated earlier under Section 2.1, on December 31 of the year in which Executive attains the age of sixty-five (65), and Executive shall thereafter only be entitled to post-termination benefits that started prior to the expiration. If Executive’s employment continues following such expiration of this Agreement, then Executive’s employment will be at will.

Section 3.     Compensation.

3.1    Annual Compensation. As compensation for Executive’s services hereunder, Fulton shall pay to Executive a base salary at an initial annual rate equal to $850,000.00, payable in periodic installments in accordance with Fulton’s regular payroll practices in effect from time to time. Executive’s annual base salary, as determined in accordance with this Section 3.1, is hereinafter referred to as Executive’s “Base Salary.” For years subsequent to the initial year of this Agreement, Executive’s Base Salary shall be set by the human resources committee of the Board (the “Human Resources Committee”) or the Board at an amount no less than the initial annual rate set herein. For each year in the Employment Period, Executive shall be a participant in any bonus or incentive compensation program for executives, including, in particular, any annual cash bonus plan and equity-based long term incentive plan, that Fulton may implement and administer from time to time during the Employment Period, and the amount and form of such bonus and incentive compensation shall be determined annually by the Human Resources Committee, or the Board consistent with its Board’s executive compensation practices. References herein to the amount of Executive’s Base Salary or annual cash bonus or incentive compensation shall be to the gross amount of such compensation element, exclusive of any elective compensation deferral agreements entered into by Executive.

3.2     Employee Benefits. In addition to the compensation provided for in Section 3.1, Executive shall be eligible to participate during the Employment Period in those of Fulton’s broad-based employee retirement plans, welfare benefit plans, life insurance programs, and other benefit programs for which Executive is eligible under the terms of the plan or program, on the same terms and conditions that are applicable to employees generally. Further, Executive shall be eligible during the Employment Period to participate in any Fulton executive-only retirement plan, deferred compensation plan, welfare benefit plan, or other benefit programs, as and to the extent any such benefit programs, plans or arrangements are or may from time to time be in effect during the Employment Period.

3.3    Paid Time Off and Leave. Executive shall be entitled to annual paid time off, leave of absence and leave for temporary disability in conformity with Fulton’s regular policies and practices. Any leave of absence or leave due to a temporary disability shall not constitute a breach by Executive of Executive’s agreements hereunder.

3.4    Other Executive Benefits. Executive shall also receive such other general executive perquisites as approved from time to time by the Human Resources Committee or the Board, as appropriate, such as Fulton paid club memberships and an employer-provided automobile, or automobile allowance.

3.5    Expense Reimbursement. During the term of Executive’s employment, Fulton shall reimburse Executive for all reasonable expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with its reimbursement policies or procedures as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as Fulton may require.

Section 4.     Termination of Employment.

4.1    Voluntary Termination. In the event Executive’s employment is voluntarily terminated by Executive other than for Good Reason (as defined in Section 4.2(b)), Fulton shall be obligated to pay Executive’s Base Salary through the effective date of termination of Executive’s employment, together with applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the terms of the applicable employee benefit plans (collectively, the “Accrued Obligations”). Upon making the payments described in this Section 4.1, Fulton shall have no further compensation obligation to Executive hereunder.
4.2    Termination for Good Reason; Termination Without Cause.

(a)    In the event:

(i)    Executive’s employment is terminated during the term hereof by Executive for Good Reason (as defined in Section 4.2(b)); or

(ii)     Executive’s employment is terminated during the term hereof by Fulton for any reason other than Cause (as defined in Section 4.3), death or “Disability” (as defined in Section 2.1);

then, only if Executive executes and does not revoke a separation agreement in the form substantially similar to that attached hereto as Exhibit A, Fulton shall pay Executive the Accrued Obligations plus all of the consideration provided for in the following sentence for the twenty-four (24) months following such termination (the “Severance Period”); provided, however, that if Executive has previously made any election to defer receipt of compensation, severance shall be paid under the terms of such election. For purposes of the foregoing, the severance consideration payable under this Section 4.2 shall be: (1) the Base Salary (as in effect immediately prior to the termination and paid through Fulton’s regular payroll processes); (2) any vested but unpaid bonus as of the date of termination; and (3) a pro-rata cash bonus for the fiscal year in which the termination date occurs equal to the payout at the target level established for such fiscal year, pro-rated to the date of termination. During the Severance Period, Executive shall also continue to be eligible to participate in the health and welfare employee benefit plans referred to in Section 3.2 to the extent (i) Executive remains eligible under the applicable employee benefit plans, and (ii) Executive’s eligibility is not contrary to, or does not negate, the tax favored status of the plans or of the benefits payable under the plan. If Executive is legally unable to continue to participate in any health and welfare employee benefit plan or program due to (i) or (ii) above, Executive shall be compensated, on an annual basis in advance, in an amount equal to the annual cost that would have been incurred by Fulton (which does not include any amount that would have been paid by Executive) if Executive were able to participate in such plan or program plus an amount which, when added to the Fulton annual cost, would be sufficient after Federal, state and local income and payroll taxes (based on the tax returns filed by Executive most recently prior to the date of termination) to enable Executive to net an amount equal to the Fulton annual cost. Notwithstanding the foregoing, if Executive is also party to a Change in Control Agreement with Fulton or any subsidiary or affiliate, and Executive receives severance payments under such Change in Control Agreement at termination of employment, Executive shall not be entitled to receive severance compensation under this Agreement. Otherwise, the provisions of this Agreement control with respect to post-termination consideration.

(b)    As used herein, Executive shall have “Good Reason” to terminate Executive’s employment if one of the following conditions (i) through (iii) comes into existence, Executive provides notice to Fulton of the existence of the condition within 90 days of its initial existence, and Fulton fails to remedy the condition within 30 days of receiving notice of its existence:

(i)    There has occurred a material breach of Fulton’s material obligations under this Agreement;

(ii)    The material diminution in Executive’s authority, duties, or base compensation, without Executive’s prior written consent unless, with respect to Executive’s base compensation only, (A) the reduction is less than 15% of the Executive’s then-current base compensation and (B) the base compensation reduction is in connection with, and commensurate with, an across-the-board reduction in all of Fulton’s senior executives: base compensation in any twelve-month period; or

(iii)    Fulton requires Executive to be based at a location outside a thirty-five (35) mile radius of the location where Executive previously was based, except for travel reasonably required in connection with Fulton’s business.

The determination as to whether Good Reason exists shall be made reasonably and in good faith by an affirmative vote of not less than two-thirds of the members of the Board of Fulton within the time frame set forth above.

4.3    Termination for Cause. In the event Executive’s employment is involuntarily terminated by Fulton for Cause (as defined below) Fulton shall be obligated to pay to Executive the Accrued Obligations. Upon making the payments described in this Section 4.3, Fulton shall have no further compensation obligation to Executive hereunder.

As used herein, “Cause” shall mean the following:

(a)    Executive shall have committed a felony, or misdemeanor resulting or intending to result directly or indirectly in gain or personal enrichment to Executive;

(b)    Executive’s use of alcohol or other drugs which interferes with the performance by Executive of Executive’s duties;

(c)    Executive shall have deliberately and intentionally refused or otherwise failed (for reasons other than incapacity due to accident or physical or mental illness) to substantially perform any of Executive’s duties to Fulton, with such refusal or failure continuing for a period of at least thirty (30) consecutive days following the receipt by Executive of written notice from Fulton setting forth in detail the facts upon which Fulton relies in concluding that Executive has deliberately and intentionally refused or failed to perform such duties;

(d)    Executive’s conduct that brings public discredit on or injures the reputation of Fulton, in the reasonable opinion of the Board or a committee of the Board; or

(e)    Fulton is legally precluded from employing Executive for the position and duties described in Section 1.2 of this Agreement.

The determination as to whether “Cause” exists shall be made reasonably and in good faith by an affirmative vote of not less than two-thirds of the members of the Board of Fulton.

4.4    Benefits Following Death.

(a)     Following Executive’s death during the term of this Agreement, the employment of Executive will terminate automatically, in which event Fulton shall not thereafter be obligated to make any further payments hereunder other than the Accrued Obligations or as otherwise specifically provided herein.

(b)    Termination upon Death.

(i)    In the event of a termination of this Agreement as a result of Executive’s death, Executive’s dependents, beneficiaries and estate, as the case may be, will receive such survivor’s income and other benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements described in Section 3.2 which provide benefits upon the death of Executive.

(ii)    For the purposes of (i) above, Executive’s dependents shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Executive was paying when Executive’s employment terminated. The total cost of the Executive’s continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees.

4.5    Death or Disability Following the Employment Period. Executive’s Disability or death following Executive’s termination pursuant to Section 4.2 (Termination for Good Reason; Termination without Cause) shall not affect Executive’s right, or if applicable, the right of Executive’s beneficiaries, to receive the payments for the balance of the Severance Period.

4.6    Beneficiary Designation. Executive may, at any time, by written notice to Fulton, name one or more beneficiaries of any benefits which may become payable by Fulton pursuant to this Agreement. If Executive fails to designate a beneficiary, then any benefits to be paid pursuant to this Agreement shall be paid to Executive’s beneficiary under Fulton’s life insurance program.

Section 5.    Restrictive Covenants and Clawback.

5.1    Confidential Information. Executive acknowledges that through Executive’s employment with Fulton, Executive will have access to, or may contribute to, certain commercially valuable information and trade secrets belonging to Fulton (Confidential Information as defined in Section 5.1(a)). Executive further acknowledges that, to safeguard its legitimate interests, it is necessary for Fulton to protect its Confidential Information by keeping it confidential. Executive acknowledges that Fulton’s Confidential Information is vital to its success and was acquired and/or developed by

Fulton only after considerable expense, time, and energy. Executive acknowledges that Fulton would not otherwise disclose Confidential Information to Executive without the existence of this Restrictive Covenant and Clawback provision in this Section 5 and that the unauthorized disclosure and/or use of Confidential Information would cause Fulton to suffer substantial and irreparable harm.

(a)    Definition of Confidential Information: The term “Confidential Information” means any and all data and other information related to the business of Fulton that has value to Fulton and is not generally known to the public (whether or not it constitutes a trade secret). Such Confidential Information includes, but is not limited to: data or information relating to any of Fulton’s past, present, or future products or services; customer lists; customer information; fees, costs, and pricing lists or structures; mailing lists; the identity of customers; techniques of doing business; financial and profit information; investment strategies; marketing strategies; competitive information; advertising; compensation information; analysis; reports; formulas; computer software; designs; drawings; trademarks and brand names under development; accounting and business methods; databases; inventions and new developments and methods, whether patentable or reduced to practice; the existence or terms of any contracts or potential contracts; plans for future business; and materials or information embodying or developed by use of any such Confidential Information. Confidential Information does not include information that is or becomes publicly available through no fault of Executive. This provision adds to, and does not limit, Fulton’s rights pursuant to any laws generally protecting confidential information and trade secrets.

(b)    Prohibited Use or Disclosure of Confidential Information: Executive shall not, at any time during Executive's employment by Fulton or after termination (whether voluntary or involuntary), without the prior express written authorization of the Board or senior management of Fulton, directly or indirectly, use, cause to be used, or disclose any Confidential Information of which Executive becomes aware, except to the extent a particular disclosure or use is required in the performance of Executive’s assigned duties for Fulton. Executive also agrees not to remove any documents, material or equipment containing Confidential Information from Fulton’s premises, except as required in the performance of Executive’s assigned duties for Fulton, and to immediately return any such documents, materials or equipment at the termination of employment (whether voluntary or involuntary, and regardless of the reason).

(c)    All records, files, software, memoranda, reports, price lists, leads, customer lists, drawings, training materials, workflows, phone lists, plans, documents, technical information, and other tangible items (together with all copies of such documents and things) relating to the business of Fulton, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive’s employment shall, as between the parties to this Agreement, remain the sole property of Fulton. Laptop computers, software and related data, information and things provided to Executive by Fulton or obtained by Executive, directly or indirectly, from Fulton, also shall remain the sole property of Fulton. Upon the termination of Executive’s employment for any reason whatsoever, voluntarily or involuntarily (and in all events within five days of Executive’s date of termination), and at any earlier time Fulton requests, Executive shall immediately return all such materials and things to Fulton and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Fulton after termination or Fulton’s request for return. Executive shall not reproduce or appropriate for Executive’s own use, or for the use of others, any property, Confidential Information or Fulton inventions, and shall remove from any personal computing or communications equipment all information relating to Fulton.

(d)    For the purpose of this Section 5.1, Fulton shall be deemed to refer to Fulton, its successors, and all of its present or future subsidiaries or affiliates.

(e)    Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Executive or anyone else on Executive’s behalf (whether involving a governmental entity or not); provided that Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right Executive may have to receive an award for information provided to any governmental entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

5.2    Non-Competition. Without the prior consent of the Board or a committee of the Board, Executive shall not, during the Employment Period and during the one (1) year period following the end of the Employment Period or expiration of this Agreement (the “Restricted Period”), directly or indirectly, own, be employed by or a director of, provide services or consult to, any business, person or entity that is engaged within the geographic market of Fulton, in commercial banking or any other business activity in which Fulton is engaged on the date of Executive’s termination. For purposes of the foregoing, the “geographic market of Fulton” shall be the area within a 20-mile radius of a Fulton principal office or financial center on the date of Executive’s termination. Nothing in this Section 5.2 shall prohibit Executive from (a) owning as a passive investor, in the aggregate, not more than 5% of the outstanding publicly traded stock of any corporation engaged in a competing business, or (b) accepting a position as an officer, director, employee, agent of, or consultant to another entity during the Restricted Period, in which Executive’s new position or the corporate office of the entity are outside a 350 mile radius from where Executive was working on Executive’s date of termination from Fulton. In the event Executive’s employment is terminated by Executive for Good Reason or by Fulton other than for Cause, the covenants in this Section 5.2 shall not apply.

5.3    Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly:

(a)    call upon, solicit, service or accept business from any customer of Fulton or its subsidiaries or affiliates, or in any way interfere with the relationship between any such customer and Fulton (including, without limitation, making any negative or disparaging statements or communications regarding Fulton or its current, past or future personnel);

(b)    request that any customer of Fulton not purchase products or services from Fulton, or curtail or cease its business with Fulton;

(c)    solicit, induce or entice or attempt to solicit, induce or entice any employee or independent contractor of Fulton, who was employed or engaged by Fulton as of Executive’s termination date or within the twelve months preceding Executive’s termination date, to leave the employ or engagement of Fulton, or in any way interfere with the relationship between Fulton and any employee or independent contractor thereof; or

(d)    except with the consent of the Board or one of its committees, hire or offer employment or engagement to any employee or independent contractor of Fulton who was employed or engaged by Fulton as of Executive’s termination date or within the twelve months preceding Executive’s termination date.

For the purpose of Sections 5.1, 5.2 and 5.3, Fulton shall be deemed to refer to Fulton, its successors, and all of its present or future subsidiaries or affiliates.

5.4    Injunctive and Other Relief.

(a)    Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of Executive’s covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which Fulton may have, Fulton shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Fulton from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.

(b)    In the event Executive breaches his or her obligations under Section 5.2, the period specified therein shall be tolled during the period of any such breach and any litigation seeking remedies for such breach and shall resume upon the conclusion or termination of any such breach and any such litigation. The remedies set forth in this Section are cumulative and in addition to any and all other remedies available to Fulton at law or in equity.

5.5    Clawback. Executive acknowledges that Executive is subject to any Clawback Policy that may be adopted by Fulton’s Board or any committee thereof. Absent any formal Clawback Policy, Executive agrees that Executive shall be required to forfeit and pay back to Fulton any bonus, other incentive compensation or severance consideration under Section 4.2 paid to Executive if: (a) a bank regulator, a court or arbitration body makes a final determination that Executive directly or indirectly violated the law, engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by Fulton; or (b) the independent members of Fulton’s Board determine that Executive has committed a material violation of Fulton’s Code of Conduct.

5.6    Golden Parachute. Executive acknowledges that Executive is subject to any Golden Parachute Policy that may be adopted by Fulton’s Board or any committee thereof. In addition to any formal Golden Parachute Policy, Executive agrees to comply with the Federal Deposit Insurance Corporation (“FDIC”) Rules and Regulations related to Golden Parachute and Indemnification Payments contained in 12 CFR Part 359. Executive shall assist Fulton with any required regulatory submissions and fully comply with any payment approval requirements covered by 12 CFR Part 359, or required by the FDIC.

Section 6.    Miscellaneous.

6.1    Invalidity. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide Fulton with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

6.2    Assignment: Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by Fulton only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Fulton in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators, including the restrictive covenants of this Agreement.

6.3    Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, or return receipt requested, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)    If to Fulton:
Fulton Financial Corporation
One Penn Square
Lancaster, PA 17602
Attention: Chief Legal Officer

(b)    If to Executive: The address on the signature page.

6.4    Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any prior agreement, if any, shall be terminated, with no further rights or obligations thereunder due to or from either party, as of the effective date hereof. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and agreed and executed by Fulton and Executive. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence and such failure or delay to exercise any right shall not be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence. Any references in this Agreement to “Fulton” shall also apply to its successors and permitted assigns.

6.5    Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law. In the event that either party shall institute any arbitration proceeding in accordance with Section 6.10, the City of Lancaster, Lancaster County Pennsylvania shall be the exclusive jurisdiction and venue for such proceeding.

6.6    Headings; Counterparts. The headings of sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

6.7    Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

6.8    Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 4 by seeking employment or otherwise and Fulton shall not be entitled to set off against the amount of any payments made pursuant to Section 4 with respect to any compensation earned by Executive arising from other employment.

6.9    Indemnification. Except to the extent inconsistent with applicable law and regulations and Fulton’s certificate of incorporation or bylaws, Fulton will indemnify Executive and hold Executive harmless to the fullest extent permitted by law and regulation with respect to Executive’s service as an officer and employee of Fulton and its subsidiaries or affiliates, which indemnification shall be provided following termination of employment for so long as Executive may have liability with respect to Executive’s service as an officer or employee of Fulton and its subsidiaries or affiliates. Executive will be covered by a directors’ and officers’ insurance policy with respect to Executive’s acts as an officer to the same extent as all other officers under such policies.

6.10    Dispute Resolution. The parties agree that, except as provided in Section 6.10(c), any controversy, claim or dispute of whatever nature between Executive and Fulton arising out of or relating to this Agreement, or arising out of Executive’s employment with Fulton (each, a “Dispute”), shall be subject to the mediation and arbitration provisions set forth below.

(a)    Mediation. The parties will first attempt to mediate the Dispute before a neutral mediator mutually agreed upon by the parties. If the parties cannot agree on a mediator within 15 days after either party provides the other with written notice of a dispute to be resolved pursuant to this Section 6.10(a), then the American Arbitration Association (“AAA”) shall be asked to designate a mediator who is available to conduct a mediation as promptly as possible.

(b)    Arbitration. If the mediation described in Section 6.10(a) is not successful, the parties agree to submit the Dispute to binding confidential arbitration before a single neutral arbitrator mutually agreed upon by the parties. If the parties are unable to agree on an arbitrator, either of them may request AAA to supply a list of at least five possible arbitrators, and the parties shall alternatively strike names off such list until one name remains, and that person shall be appointed as the arbitrator. If AAA is unwilling or unable to provide an arbitrator list, then either party may seek an arbitrator list through AAA and then apply the strike-through procedure described above. The arbitration shall be governed by the arbitration rules of AAA or by such other rules as the parties may mutually agree. The arbitrator’s award shall be made in writing, and judgment on the award may be entered by any court of competent jurisdiction.

(c)    Exceptions. The parties agree that the procedures outlined in this Section 6.10 are the exclusive methods of dispute resolution, except that notwithstanding the foregoing, Fulton may bring an action in court for injunctive relief, specific performance or other equitable relief to enforce the provisions of Sections 5 and 6 of this Agreement. Should a party institute a legal action or administrative proceeding against the other with respect to any dispute without complying with the requirements of this Agreement, such breaching party shall be responsible for all damages, costs, expenses and attorney’s fees incurred by the other party in dismissing such action and otherwise as a result of such breach.

6.11    Section 409A of Internal Revenue Code.

(a)    Application. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code (“Section 409A”), so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section 6.11 shall control over any contrary provisions of this Agreement. Any ambiguities herein will be interpreted to comply with Section 409A. Executive and Fulton agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Notwithstanding the foregoing, in no event shall Fulton be responsible for reimbursing or indemnifying Executive for any violation of Section 409A.

(b)    Separation from Service. Payments and benefits that are paid under this Agreement upon Executive’s termination or severance of employment with Fulton that constitute deferred compensation under Section 409A shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A.

(c)    Release Payments. In the event that Executive is required to execute a release to receive any payments from Fulton that constitute nonqualified deferred compensation under Section 409A, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

(d)    Separate Payments. For purposes of Section 409A, each payment under this Agreement shall be treated as a right to a separate payment and not part of a series of payments.

(e)    Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (iii) the reimbursement of an eligible expense normally will be made within thirty (30) days of Executive’s submission of the appropriate forms and documentation in accordance with Fulton policy, but in no event later than on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f)    Delay in Payments if Executive is a Specified Employee. If Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), and the severance payments and benefits payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation subject to Section 409A (together, the “Deferred Payments”), such Deferred Payments that are otherwise payable within the first 6 months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date 6 months and 1 day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the 6 month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

6.12    Taxes. Any payments provided for hereunder shall be paid net of any applicable employment taxes or other withholdings required under federal, state or local law.

6.13    Severability. Each provision of this Agreement shall be considered severable. In the event that any provision of this Agreement shall be held to be prohibited, invalid or unenforceable by any law, banking regulation or court of competent jurisdiction, such provision shall be deemed severable from the remainder of the Agreement and such holding shall not invalidate or render unenforceable any other provision of this Agreement.

6.14    Survival. The provisions of Sections 5 and 6 of this Agreement shall survive the expiration or termination of this Agreement.

6.15    Representation by Counsel. Executive acknowledges and agrees that Fulton has recommended a review of this Agreement by Executive’s legal counsel of Executive’s choosing.

[Signatures on the following page]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

ATTEST: FULTON FINANCIAL CORPORATION

By: /s/ Bernadette M. Taylor By: /s/ Natasha R. Luddington
Name: Bernadette M. Taylor Name: Natasha R. Luddington
Title: Chief Human Resources Officer and Title: Chief Legal Officer, Corporate
Senior Executive Vice President Secretary and Senior Executive Vice
President

WITNESS EXECUTIVE

/s/ John R. Merva /s/ Curtis J. Myers
John R. Merva Curtis J. Myers

Address: [Redacted]
Telephone: [Redacted]

Exhibit A

FORM OF CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

[Redacted]